Exhibit 10.1
CONSULTING AGREEMENT
          This Consulting Agreement (this “Agreement”), dated as of May 31, 2011, is made by and between Mr. Louis LeCalsey, III (the “Consultant”) and Tufco Technologies, Inc., a Delaware corporation (“Tufco”).
Recitals
          WHEREAS, Tufco wishes to benefit from the Consultant’s experience and expertise by retaining the Consultant as a consultant under this Agreement; and
          WHEREAS, the Consultant, in accordance with the terms and provisions set forth below, desires to be retained as a consultant to Tufco under this Agreement.
Agreement
          NOW, THEREFORE, in consideration of the mutual covenants and the premises set forth herein, the Consultant and Tufco hereby agree as follows:
     1. Term. The Consultant has informed Tufco of his desire to retire from the Company at the end of the Employment Term, as defined in the Employment Agreement by and between Tufco and the Consultant dated October 8, 1996 and attached hereto as Exhibit A (the “Employment Agreement”). Accordingly, the Consultant and Tufco hereby agree that the Employment Term will not be renewed (and Tufco hereby notifies the Consultant of nonrenewal of the Employment Term pursuant to Section 6(a) of the Employment Agreement) and that the Consultant’s employment by Tufco will terminate as of the expiration of the Employment Term on September 19, 2011. The term of engagement under this Agreement shall commence on September 19, 2011 and shall end on March 19, 2012 unless earlier terminated in accordance with Section 6.5 (the “Consulting Term”). Notwithstanding the foregoing, the Consulting Term shall end upon the death of the Consultant.
     2. Consulting Services. During the Consulting Term, the Consultant shall serve as a Senior Advisor to Tufco and shall (i) work on projects for, provide advice to and consult with the Chairman of the Board of Directors of Tufco (the “Board”), the Chief Executive Officer of Tufco (the “CEO”), the Chief Financial Officer of Tufco (the “CFO”) and/or their designees, and (ii) meet and communicate with customers, employees, suppliers and others as requested by the Board, the CEO, the CFO and/or their designees (collectively, the “Consulting Services”) for a total of 500 hours.
     3. Consulting Fee and COBRA Premium Reimbursement.
          3.1. During the Consulting Term, the Consultant shall receive a consulting fee equal to $30,000 (the “Fee”), payable $5,000 per month for six months (in arrears and prorated for any partial months).
          3.2. Provided that the Consultant timely elects to continue his medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”), the Consultant shall receive reimbursement for the cost of such COBRA premiums during the Consulting Term (the “COBRA Reimbursement Payments”). Such reimbursement shall be made no later than March 15 of the year following the year in which the COBRA premium expense was incurred.
          3.3. The Consultant hereby agrees that he is not entitled to and shall not make any claim for any fees or other compensation other than as set forth in this Section 3.
     4. Restrictive Covenants and Other Agreements.
          4.1. The Consultant agrees that he is bound by the restrictive covenants contained in the Employment Agreement by and between Tufco and the Consultant dated October 8, 1996 (the “Employment Agreement”), including, but not limited to, Sections 5, 8 and 9 of the Employment Agreement and that Tufco shall be entitled to relief against the Consultant pursuant to Section 10 of the Employment Agreement; provided, however, that the term “Non-Competition Period” shall mean the period ending one (1) year after the later of (i) the date on which the Consulting Term or, if applicable, the last Consulting Term Extension Period (as defined below) terminates and (ii) the date on which the Consultant is no longer a member of the Board. Notwithstanding any other provision of this Agreement, Tufco and the Consultant agree that all such restrictive covenants shall survive the execution and/or expiration of this Agreement or the Consulting Term, including, but not limited to, Sections 5, 8, 9 and 10 of the Employment Agreement.
          4.2. During the Non-Competition Period (as defined in the Employment Agreement and modified herein), the Consultant agrees that he shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity (i) seek to persuade any customer, client, shareholder, investor, supplier or vendor to cease any relationship, or breach any agreement or contract, with Tufco, Bradford Equities Management, LLC and/or their affiliates or related parties, or (ii) interfere in any way with any relationship between Tufco, Bradford Equities Management, LLC and/or their affiliates or related parties and any of their customers, clients, shareholders, investors, suppliers or vendors.
          4.3. The Consultant hereby agrees to cooperate with the Tufco in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Tufco (including, without limitation, the Consultant being available to Tufco and/or its affiliates upon reasonable notice for interviews and factual investigations, appearing at Tufco’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Tufco all pertinent information and turning over to Tufco all relevant documents which are or may come into the Consultant’s possession).
          4.4. The Consultant hereby agrees that he will execute the resignation letter from the board of directors of Independent Printing Company, Inc. substantially in the form attached hereto as Exhibit B and that he will deliver such resignation letter to Bradford Equities Management, LLC on the date hereof. The Consultant hereby agrees that any officer of Bradford Equities Management, LLC can, at any time, accept such resignation from the board of directors of Independent Printing Company, Inc. by signing and dating such resignation letter.

          4.5. The Consultant hereby agrees that he will execute the resignation letter from the Board substantially in the form attached hereto as Exhibit C and that he will deliver such resignation letter to Bradford Ventures, Ltd. on the date hereof. Such resignation letter will be signed by the Consultant but not dated. The Consultant hereby agrees that any officer of Bradford Ventures, Ltd. can, at any time, accept such resignation from the Board by signing and dating such resignation letter.
          5. Representation. The Consultant hereby represents that his signing of this Agreement and his performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of his obligations to Tufco under this Agreement.
     6. Release of Claims.
          6.1. In consideration for Tufco entering in to this Agreement and for the payment of the Fee and the COBRA Reimbursement Payments, the sufficiency of which is hereby acknowledged, the Consultant as well as his heirs, assigns, executors, administrators and agents, hereby releases, acquits and discharges the Released Parties (as defined below) from any and all claims, demands, damages, actions, attorneys’ fees, losses, causes of action or suits of any kind or nature, known or unknown, arising out of or relating in any way to the Consultant’s employment, termination of employment or consulting arrangement with Tufco, including, but not limited to:
•	the National Labor Relations Act, 29 U.S.C. § 151 et seq.;
•	the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.;
•	Chapter 109 of Wisconsin Statutes.
•	Chapter 104 of Wisconsin Statutes.
•	Chapter 103 of Wisconsin Statutes.
•	Claims based Administrative Rules of the Wisconsin Department of Workforce Development, including but not limited to Chapter DWD 274 (Hours of Work and Overtime), DWD 272 (Minimum Wages) and DWD 224 (Whistleblower Protection)
•	the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.;
•	Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.;
•	the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq.;
•	the Civil Rights and Women’s Equity Act of 1991, Pub. L. No. 102-166, Sections 1981 through 1988 of Title 42 of the United States Code, 42 U.S.C. §§ 1981-1988;
•	the Equal Pay Act of 1963, 29 U.S.C. § 206(d);
•	the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.;
•	the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.;
•	the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.;
•	the Consolidated Omnibus Budget Reconciliation Act of 1985, I.R.C. § 4980B;
•	the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.;
•	the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31-.395
•	Any other Wisconsin wage-hour and wage-payment laws or regulations;

and/or any other federal, state, city, or local human rights, civil rights, wage-hour, wage-payment, pension, employee benefits, labor or other laws, rules, regulations and/or guidelines, constitutions, ordinances, public policy, contract or tort laws, or any other claim for alleged breach of contract, defamation, employment or age discrimination, sexual or other harassment, retaliation, wrongful termination, constructive discharge, pain and suffering, mental anguish, intentional and/or negligent infliction of emotional distress, any claim arising under the common law, or any other action, arising out of or relating in any way to the Consultant’s employment, termination of employment or consulting arrangement with Tufco (collectively, “Claims”). The Consultant hereby agrees that the release set forth in this paragraph is a general release and waives and assumes the risk of any and all claims for damages which exist as of this date but of which he does not know, whether through ignorance, error, oversight, negligence, or otherwise, and which, if known, would materially affect his decision to enter into this release. If any claim is not subject to release, to the extent permitted by law, the Consultant waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Tufco is a party.
          6.2. Agreement Not to Sue. The Consultant hereby covenants and agrees that he shall not file, initiate, or join any suit, in any forum, against any of the Released Parties pleading or asserting any Claims released in this Agreement. If the Consultant breaches this promise, then he shall pay each of the applicable Released Parties its (his/her) attorneys’ fees and costs incurred in defending against such claims.
          6.3. Released Parties. As used in this Agreement, “Released Parties” shall mean Tufco; Tufco’s past, present, and future direct and indirect subsidiaries, parents, shareholders, affiliates and related parties (including but not limited to, Tufco Technologies, Inc; Overseas Equity Investors Ltd; Bradford Ventures Ltd; Bradford Venture Partners, L.P.; Bradford Associates; Bradford Equities Management, LLC; and all affiliates and related parties of the foregoing); all of the foregoing entities’ successors and/or assigns; all of the foregoing entities’ officers, directors, owners, partners, employees, agents, representatives, insurers, benefit plans (including such plans’ sponsors, administrators and fiduciaries), and the like; and any other person/entity claimed to be jointly and or severally liable with any of the foregoing persons/entities with respect claims or through which Tufco has acted, directly or indirectly in its dealings with the Consultant.
          6.4. Right to Consider, Rescind, and Revoke Acceptance:
THE CONSULTANT ACKNOWLEDGES THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT WHICH RELEASES RIGHTS HE HAS OR MAY HAVE UNDER FEDERAL, STATE AND LOCAL LAW, INCLUDING, BUT NOT LIMITED TO, THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”), THE ADA, AND TITLE VII.
THE CONSULTANT ALSO ACKNOWLEDGES THAT HE HAS BEEN AFFORDED TWENTY-ONE (21) DAYS FROM THE DATE OF RECEIPT OF THIS AGREEMENT TO CONSIDER WHETHER TO SIGN.

THE CONSULTANT FURTHER ACKNOWLEDGES THAT HE HAS SEVEN (7) DAYS FOLLOWING THE DATE OF HIS SIGNATURE TO REVOKE THIS AGREEMENT AND THAT SHOULD NO REVOCATION TAKE PLACE, THIS AGREEMENT WILL BECOME EFFECTIVE ON THE EIGHTH DAY AFTER HE SIGNS THIS AGREEMENT.
          6.5. Additional Release. On or about September 19, 2011, if requested by Tufco, the Consultant agrees to execute an additional general release, substantially similar to this Section 6, covering the period from the date hereof through the date of such additional release. If the Consultant does not execute such additional release within 21 days after such request (or exercises any right to revoke or rescind such additional release), the Consulting Term shall thereupon end and the Consultant shall not be entitled to any further Fee or COBRA Reimbursement Payments hereunder.
          6.6. Representations. By signing below, the Consultant and Tufco acknowledge that each has read and completely understand the terms of this Agreement. The Consultant and Tufco further affirmatively state that they have consulted, if they chose to do so and at their own cost, an attorney before signing this agreement. Finally, both the Consultant and Tufco are signing this Agreement voluntarily and without duress, coercion or undue influence and intend and agree to be legally bound by its terms.
     7. Miscellaneous.
          7.1. Independent Contractor Status. In performing services for Tufco pursuant to this Agreement during the Consulting Term, the Consultant shall act in the capacity of an independent contractor with respect to Tufco and not as an employee of Tufco. The Consultant shall not represent to any person or entity that he is an employee or agent of Tufco. The Consultant hereby acknowledges and agrees that he is not entitled or eligible to participate in or receive coverage under any of Tufco’s employee benefit plans, group insurance arrangements or similar programs during the Consulting Term.
          7.2. Consulting Term Extension. If Tufco and the Consultant agree in writing, the Consulting Term may be extended for one or more additional one (1) month periods (each, a “Consulting Term Extension Period”). During any Consulting Term Extension Period, the Consultant shall provide the Consulting Services for 83 hours and the Consultant shall be entitled to a fee equal to the monthly Fee (but the Consultant shall not be entitled to any COBRA Reimbursement Payments). If the Consulting Term is extended to September 19, 2012, Tufco may, but is not obligated to, hire the Consultant as an employee of Tufco. The terms of such possible employment must be agreed to in writing by Tufco and the Consultant.
          7.3. Withholding. The Consultant hereby agrees that he shall be responsible for all income, self-employment and other tax liabilities in respect of, and that Tufco shall have no responsibility to withhold any amounts from, any payments hereunder.
          7.4. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Wisconsin, without regard to the principles of conflict of laws thereof.

          7.5. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the services to be provided by the Consultant hereunder shall be provided personally by the Consultant. The Consultant may not assign any rights or performance obligations under this Agreement to any other party without the prior express written consent of Tufco.
          7.6. Notices. All notices required to be given under this Agreement shall be given in accordance with Section 12(d) of the Employment Agreement.
          7.7. Entire Agreement. This Agreement constitutes the entire agreement between the Consultant and Tufco regarding the subject matter hereof and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the Consultant and Tufco regarding such subject matter.
          7.8. Amendment; Waiver. This Agreement may not be modified or amended in any way except in writing by the parties hereto. No waiver of any breach of this Agreement shall be construed to be a waiver as to any succeeding breaches.
          7.9. Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.
          7.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Consultant and Tufco have each executed this Agreement as of the day and year first above written.

TUFCO TECHNOLOGIES, INC.
By:	/s/ Robert J. Simon
	Name:	Robert J. Simon
	Title:	Chairman of the Board

Agreed to and accepted:
/s/ Louis LeCalsey, III
Louis LeCalsey, III

Exhibit A
EMPLOYMENT AGREEMENT
     This Employment Agreement is made and entered into between Tufco Technologies, Inc., a Delaware corporation (‘Tufco”), Louis LeCalsey, III (the “Employee”).
     WHEREAS, Tufco desires to employ the Employee, and the Employee desires to become an employee of Tufco, upon the terms and conditions hereinafter set forth.
WITNESSETH:
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.	Employment.
     Tufco hereby employs the Employee as President and Chief Executive Officer of Tufco and the Employee hereby accepts such employment, effective September 19, 1996. During the term of employment under this Agreement (the “Employment Term”), the Employee shall perform Employee’s duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.
2.	Performance.
     During the Employment Term, the Employee shall perform all duties and accept all responsibilities as may be assigned from time to time by the Board of Directors of Tufco (the “Board”) and that are consistent with the duties and responsibilities of a President and Chief Executive Officer. During the Employment Term, the Employee will diligently devote his entire business skill, time and effort to the performance of his duties hereunder and will not alone or as a member of a partnership or as an officer, director, employee or agent of any other person, firm or business organization, engage in any other business activities or pursuits requiring his personal services that might conflict with his duties hereunder.
3.	Term.
     Unless otherwise terminated in accordance with Sections 6 or 7, the Employment Term shall be for an initial term of three years commencing on September 19, 1996 and continuing thereafter for successive one-year renewal terms.
4.	Compensation for Employment.
     (a) The basic annual compensation of the Employee for his employment services to Tufco and to all of Tufco’s subsidiaries and affiliated companies during the Employment Term shall be $200,000 (the “Salary”), which Tufco shall pay to the Employee in equal monthly installments. Tufco may adjust the salary upward on an annual basis as the Board may determine, but the Salary shall not be decreased.
     (b) Commencing as of October 1, 1996 and continuing during the Employment Term, Tufco shall pay the Employee a bonus in accordance with this paragraph (b). For each fiscal year during the Employment Term, the Board, in its sole discretion, shall establish a budget for pre-tax income in accordance with generally accepted accounting principles consistently applied and the Employee’s bonus will vary as a percentage of Salary in relation to the percentage achievement of that budget as follows:

Percentage of	Percentage of Salary
Budget Attained	Earned as Bonus

<85%	0%
85%	35%
90%	40%
100%	50%
110%	60%
120%	70%
130%	80%
140%	90%
150%	100%
For a percentage of budget achievement between the benchmarks, the percentage of Salary shall be linearly interpolated, provided that no bonus shall be paid for achievement that constitutes less than 85% of the budget and the maximum bonus shall be 100% of Salary in any event. In the case of a partial fiscal year, Tufco shall adjust the bonus to correspond to Tufco’s budget and the salary for the portion of the applicable fiscal year that shall be included in the Employment Term.
     (c) During the Employment Term, Tufco shall also provide the Employee with a $600 car allowance and health benefits consistent with those provided to other senior executives of Tufco. The Employee will be entitled to five (5) weeks of vacation for each year of the Employment Term. Tufco shall also reimburse the Employee for any reasonable business expenses incurred on Tufco’s behalf in connection with the performance of his services during the Employment Term.
     (d) During the Employment Term and thereafter until the Employee attains age 65, the Company will include the Employee, his wife and his children under the age of twenty-five in whatever health care benefit plans that the Company generally provides to its senior executive officers from time to time, but only to the extent that the terms of such plans permit doing so. Tufco will cease covering the Employee’s children upon the earlier of the child’s attainment of the age 25 or graduation from college.
     (e) During the Employment Term, the Company will provide the Employee with term life insurance in the amount of $250,000. Upon termination of the Employment Term, the Company will provide the Employee with term life insurance in the amount of $125,000, until the Employee attains age 65.
5.	Agreement Not To Compete.
     (a) During the Non-Competition Period (defined below), the Employee shall not, within the United States of America, Canada and Mexico, directly or indirectly, in any capacity, render his services, engage or have a financial interest (other than an investor-only financial interest) in, any business that is competitive with any of those business activities in which Tufco shall have been engaged during his employment by it, including paper converting, mill roll converting, paper sheeting, slitting and rewinding paper rolls, facsimile rolls, and buying and reselling paper products, nor shall the Employee assist any person or entity that is engaged in such business, including by making Tufco Information (defined below) available to any such person or entity. In addition, during the Non-Competitive Period, the Employee shall not directly or indirectly solicit or otherwise encourage any of Tufco’s employees to terminate their employment with Tufco. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to review the foregoing restriction to include the maximum restrictions allowable under applicable law. The “Non-Competition Period” means the period equal to the Employment Term plus an additional period of one year after the termination of the Employee’s employment with Tufco.
     (b) The terms of this Section 5 shall apply to the Employee and any persons or entities controlled by the Employee, including any member of the Employee’s household, corporation or other entity of which he is an officer, director or shareholder, or any other affiliate of the Employee, to the same extent as if they were parties hereto, and the Employee shall take whatever actions may be necessary to cause any such persons or entities to adhere to the terms of the Section 5.
6.	Termination Without Compensation.
     (a) Non-Renewal of Term. The Employment term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving notice of the intention to terminate the Employment Term at least 30 days prior to the termination date. Upon any such termination, Tufco shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary and Fringe Benefits accrued to the date of termination.
     (b) Partial or Total Disability. If the Employee is unable to perform his duties and responsibilities hereunder to the full extent required hereunder by reason of illness, injury or incapacity for six months (during which time he shall continue to be compensated hereunder), Tufco may terminate the Employment Term by notice to the Employee of the termination date, and Tufco shall not have any further liability or obligation to the Employee hereunder except for any unpaid Salary and Fringe Benefits accrued to the date of termination. In the event of any dispute under this Section 6(b), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to Tufco and the Employee, the cost of such examination to be paid by Tufco, and the determination of such physician shall be determinative. If, after termination due to disability as provided herein, the Employee obtains, at his sole expense, medical certification from a licensed physician reasonably satisfactory to Tufco that such disability has ended, Tufco shall offer to employ the Employee pursuant to the terms of this Agreement for the remainder of the initial term or any renewal term in effect at the time of termination, except that Tufco shall not be required to reemploy the Employee at the same officer position if Tufco shall have elected another person to such position during the period of the Employee’s disability and such other person continues in such position at the time of the Employee’s return to employment.
     (c) Death. If the Employee dies, this Employment Agreement (except for the provisions of Sections 5, 8 and 9 hereof) shall terminate, and thereafter Tufco shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except for unpaid Salary and Fringe Benefits accrued to the date of his death.
     (d) Cause. Tufco may terminate the Employment Term for “cause” by giving the Employee 30 days’ notice of the termination date, and thereafter Tufco shall not have any further liability or obligation to the Employee. For purposes of this Agreement, “cause” shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of Tufco’s business, conviction of a felony or other crime involving moral turpitude, misappropriation of funds or habitual insobriety.

7.	Termination With Compensation.
     Tufco shall have the right to terminate the Employment Term without cause at any time by giving the Employee 30 days’ notice of the termination date. Under such circumstances, Tufco shall continue to pay to the Employee the Salary then in effect for the remainder of the initial term or any renewal term then in effect; provided however, that the Employee shall not be entitled to any compensation under this Section 7 unless the Employee executes and delivers to Tufco after a notice of termination a release in a form satisfactory to Tufco by which the Employee releases Tufco from any obligations and liabilities of any type whatsoever, except for Tufco’s obligation to provide the Salary specified in this Section 7. The parties hereto acknowledge that the Salary to be provided under this Section 7 is to be provided in consideration for the above-specified release. Upon any termination under this Section 7, Tufco shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him other than to pay to the Employee the Salary specified in this Section 7 in exchange for the above-mentioned release.
8.	Inventions, Designs and Product Developments.
     All inventions, innovations, designs, ideas and product developments (collectively, the “Developments”), developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of Tufco and all of the Employee’s right, title and interest therein, shall be the exclusive property of Tufco or such subsidiary, as the case may be. The Employee hereby assigns, transfers and conveys to Tufco all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, the Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of any of the Board, the Employee shall executive and deliver to Tufco any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for Tufco, are or may be necessary or desirable to document such transfer to enable Tufco to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copy rights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Tufco will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.
9.	Confidential Information.
     (a) The Employee has had and will have possession of or access to confidential information relating to the business of Tufco, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identify of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs or other material embodying trade secrets, customer or product information or technical or business information of Tufco. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the “Tufco Information”. During and after the Employment Term, the Employee shall not (i) use or exploit in any manner the Tufco Information for himself or any person, partnership, association, corporation or other entity other than Tufco, (ii) remove any Tufco Information, or any reproduction thereof, from the possession or control of Tufco or (iii) treat the Tufco Information otherwise than in a confidential manner.

     (b) All Tufco Information developed, created or maintained by the Employee, alone or with others while employed by Tufco, and all Tufco Information maintained by the Employee thereafter, shall remain at all times the exclusive property of Tufco. The Employee shall return to Tufco all Tufco Information and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by Tufco.
10.	Remedies.
     The Employee expressly acknowledges that the remedy at law for any breach of Sections 5, 8 or 9 will be inadequate and that upon any such breach or threatened breach, Tufco shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee’s obligations under these provisions without the necessity of proving the actual damage to Tufco or the inadequacy of a legal remedy. The rights conferred upon Tufco by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Tufco may have at law, in equity or otherwise.
11.	Survival.
     Notwithstanding the termination of the Employment Term pursuant to Section 6 or 7, the obligations of the Employee under Sections 5, 8 and 9 hereof shall survive and remain in full force and effect and Tufco shall be entitled to relief against the Employee pursuant to the provisions of Section 10 hereof.
12.	General.
     (a) Governing Law. The terms of this Agreement shall be governed by the laws of the State of Wisconsin.
     (b) Tufco. For purposes of Sections 5, 7, 8, 9 and 10, the term “Tufco” shall be deemed to include any incorporated subsidiaries or affiliates of Tufco.
     (c) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee.
     (d) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

     TO EMPLOYEE:
Mr. Louis LeCalsey, III
4125 Dollar Lane
DePere, WI 54115
     TO TUFCO:
Tufco Technologies, Inc.
c/o Mr. Greg Wilemon, Chief Financial Officer
4800 Simonton Road
Dallas, TX 75244
and
Tufco Technologies, Inc.
c/o Mr. Robert J. Simon, Chairman
1212 Avenue of the Americas
Suite 1802
New York, NY 10036
     (e) Entire Agreement; Termination of Prior Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.
     (f) Duration. Notwithstanding the termination of the Employment Term and of the Employee’s relationship with Tufco, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and in particular, the Employee shall continue to be bound by the terms of Sections 5, 8, 9 and 10.
     (g) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.
     (h) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (i) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto intending to be legally bound, have hereunto duly executed this Agreement this 8th day of October, 1996.

TUFCO TECHNOLOGIES, INC.

ATTEST:

/s/ Kathy Manos	By:	/s/ Greg Wilemon
Title: CFO/COO

WITNESS:

/s/ Kathy Manos		/s/ Louis LeCalsey, III

LOUIS LeCALSEY, III

Exhibit B
Bradford Equities Management, LLC
360 Hamilton Avenue
Suite 425
White Plains, NY 10601
Attn: Mr. Robert J. Simon
Dear Mr. Simon,
     Effective immediately upon the acceptance of this letter by any officer of Bradford Equities Management, LLC, I hereby resign from my position as a member of the board of directors of Independent Printing Company, Inc.

Respectfully,
/s/ Louis LeCalsey, III
Louis LeCalsey, III

Accepted:	Date:

Exhibit C
Bradford Ventures, Ltd.
360 Hamilton Avenue
Suite 425
White Plains, NY 10601
Attn: Mr. Robert J. Simon
Dear Mr. Simon,
     Effective immediately upon the acceptance of this letter by any officer of Bradford Ventures, Ltd., I hereby resign from my position as a member of the board of directors of Tufco Technologies, Inc.

Respectfully,
/s/ Louis LeCalsey, III
Louis LeCalsey, III

Accepted:	Date: